Exhibit 99.1

Hennessy Advisors, Inc. Reports Record High Quarterly Revenue and Earnings

Firm Also Announces Quarterly Dividend

NOVATO, Calif., Aug. 3, 2015 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) today reported fully diluted earnings per share of $0.56 for the third fiscal quarter ended June 30, 2015, a record high for the firm and an increase of 60% over the prior comparable quarter ended June 30, 2014. Quarterly revenue totaled $12 million, an increase of 36% from $8.8 million for the prior comparable period. From June 30, 2014 to June 30, 2015, total assets under management increased 13%, while average assets under management, upon which revenue is calculated, increased by 24%. The increase in assets under management is attributable to both positive net inflows and positive investment performance of the family of mutual funds managed by Hennessy Advisors.

Additionally, the Board of Directors of Hennessy Advisors today declared a quarterly dividend of $0.06 per share. This quarterly dividend will be paid on September 10, 2015 to shareholders of record as of August 18, 2015.

"We are pleased to report strong earnings this quarter," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "So far in 2015, we've experienced choppy financial markets, but as different segments of the markets move in and out of favor, we are able to offer investors a broad line-up of products that have the potential to perform well across market cycles," added Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Third Quarter	Jun. 30, 2015	Jun. 30, 2014	$ Change	% Change
Total Revenue	$ 11,968,304	$ 8,784,533	$ 3,183,771	36.2%
Net Income	$ 3,303,388	$ 2,045,137	$ 1,258,251	61.5%
Earnings Per Share (Diluted)	$ 0.56	$ 0.35	$ 0.21	60.0%
Weighted Average Number of
Shares Outstanding (Diluted)	5,855,397	5,821,722	33,675	0.6%
Mutual Fund Average Assets
Under Management	$ 6,180,375,151	$ 5,005,358,102	$ 1,175,017,049	23.5%

At Period Ending Date	Jun. 30, 2015	Jun. 30, 2014	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 6,074,905,322	$ 5,380,831,040	$ 694,074,282	12.9%
Retained Earnings	$ 33,482,607	$ 24,442,522	$ 9,040,085	37.0%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to superior service to shareholders and a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

Available Topic Expert(s): For information on the listed expert(s), click appropriate link.
Neil J. Hennessy
https://profnet.prnewswire.com/Subscriber/ExpertProfile.aspx?ei=100270

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, 800-966-4354; Hibre Teklemariam, SunStar Strategic, hteklemariam@sunstarstrategic.com, 703-894-1057